Exhibit 99.1

The Bancorp, Inc. Reports Third Quarter 2025 Financial Results

Wilmington, DE – October 30, 2025 – The Bancorp, Inc. (“The Bancorp” or the “Company” or “we” or “our”) (NASDAQ: TBBK), a financial holding company, today reported its financial results for the third quarter of 2025.

Highlights

•	The Bancorp reported net income of $54.9 million, or $1.18 per diluted share (“EPS”), for the quarter ended September 30, 2025, compared to net income of $51.5 million, or $1.04 per diluted share, for the quarter ended September 30, 2024, or an EPS increase of 13%. While net income increased 7% between these periods, outstanding shares were reduced as a result of share repurchases as detailed below.

•	Return on assets and return on equity for the quarter ended September 30, 2025, amounted to 2.5% and 27%, respectively, compared to 2.5% and 26%, respectively, for the quarter ended September 30, 2024 (all percentages “annualized”).

•	Net interest income increased to $94.2 million for the quarter ended September 30, 2025, compared to $93.7 million for the quarter ended September 30, 2024.

•	Net interest margin amounted to 4.45% for the quarter ended September 30, 2025, compared to 4.78% for the quarter ended September 30, 2024, and 4.44% for the quarter ended June 30, 2025.

•	The average interest rate on $7.84 billion of average deposits and interest-bearing liabilities during the third quarter of 2025 was 2.15%. compared to 2.54% for the third quarter of 2024. Average deposits of $7.63 billion for the third quarter of 2025 increased $618.2 million, or 9% over third quarter 2024.

•	Gross dollar volume (“GDV”), representing the total amounts spent on prepaid, debit and credit cards totaled $44.04 billion for the quarter ended September 30, 2025, an increase of $6.14 billion, or 16%, compared to the quarter ended September 30, 2024. The increase reflected continued organic volume growth with existing partners and products and the impact of new products launched within the past year. Total prepaid, debit card, ACH, and other payment fees increased 10% to $30.6 million for the third quarter of 2025 compared to the third quarter of 2024.

•	Loans, net of deferred fees and costs were $6.67 billion at September 30, 2025, compared to $5.91 billion at September 30, 2024 and $6.54 billion at June 30, 2025. Those changes reflected an increase of 2% quarter over linked quarter and an increase of 13% year over year.

•	Real estate bridge loans (“REBLs”) characterized as criticized assets decreased in the third quarter of 2025 to $185.3 million at September 30, 2025 from $215.8 million at June 30, 2025. Included in the September 30, 2025 balance is $102.0 million of assets under contract and expected to close during the fourth quarter, thus further reducing the criticized balance if completed.

•	Consumer fintech loans increased to $785.0 million at September 30, 2025, a 15% increase compared to the $680.5 million balance at June 30, 2025 and increased 180% compared to the September 30, 2024 balance of $280.1 million. Certain loan fees on consumer fintech loans are recorded as non-interest income. Such non-interest income amounted to $4.5 million for the quarter ended September 30, 2025 and $1.6 million for the quarter ended September 30, 2024.

•	As of September 30, 2025, the Company’s Tier 1 capital to average assets (leverage), Tier 1 capital to risk-weighted assets, total capital to risk-weighted assets and common equity Tier 1 to risk-weighted assets ratios were 8.74%, 12.99%, 14.09% and 12.99%, respectively. Those respective ratios for our wholly owned subsidiary, The Bancorp Bank, N.A., at that date were 9.85%, 14.66%, 15.77% and 14.66% compared to well-capitalized minimums of 5%, 8%, 10%, and 6.5%. The Bancorp Bank, N.A. also remains well capitalized under banking regulations.

•	Book value per common share at September 30, 2025, was $17.48 compared to $16.90 per common share at September 30, 2024, an increase of 3%.

•	The Bancorp repurchased 2,034,053 shares of its common stock at an average cost of $73.74 per share during the quarter ended September 30, 2025. As a result of share repurchases, outstanding shares, net of treasury shares, at September 30, 2025 amounted to 44.5 million, compared to 48.2 million shares at September 30, 2024, or a reduction of 8%.

“We had another successful quarter as we continue to build new Fintech capabilities and implement and expand partner programs,” said Damian Kozlowski, CEO of The Bancorp. He also noted that “We are lowering guidance from $5.25 to $5.10 earnings per share for 2025, primarily due to lower projected balances for our traditional lending businesses and an increased credit provision for leasing as a result of losses on the disposition of previously identified credits in trucking. In addition, we are not giving specific guidance for 2026 other than we are targeting a minimum $7 earnings per share run-rate by the fourth quarter of 2026. We are initiating preliminary guidance for 2027 of $8.25 earnings per share. We believe that our three major Fintech initiatives of credit sponsorship expansion, embedded finance platform development and new program implementations, plus platform efficiency and productivity gains from platform restructuring and new AI tools, and a continued high level of capital return through share buybacks, will contribute to earnings per share accretion. Earnings per share gains are subject to uncertainty, particularly as it relates to the development and implementation timelines in Fintech, and our stock price for buybacks.”

Conference Call Webcast

You may access the LIVE webcast of The Bancorp’s Quarterly Earnings Conference Call at 8:00 AM ET Friday, October 31, 2025, by clicking on the webcast link on The Bancorp’s homepage at www.thebancorp.com or you may dial 1.800.549.8228, conference ID 37073. You may listen to the replay of the webcast following the live call on The Bancorp’s investor relations website (archived for one year) or telephonically until Friday, November 7, 2025, by dialing 1.888.660.6264, playback code 37073#.

About The Bancorp

The Bancorp, Inc. (NASDAQ: TBBK), headquartered in Wilmington, Delaware, through its subsidiary, The Bancorp Bank, N.A, provides a variety of services including providing non-bank financial companies with the people, processes, and technology to meet their unique banking needs. Through its Fintech Solutions, Institutional Banking, Commercial Lending, and Real Estate Bridge Lending businesses, The Bancorp provides partner-focused solutions paired with cutting-edge technology for companies that range from entrepreneurial startups to Fortune 500 companies. With over 20 years of experience, The Bancorp has become a leader in the financial services industry, earning recognition as the #1 issuer of prepaid cards in the U.S., a nationwide provider of bridge financing for real estate capital improvement plans, an SBA National Preferred Lender, a leading provider of securities-backed lines of credit, with one of the few bank-owned commercial vehicle leasing groups. By its company-wide commitment to excellence, The Bancorp has also been ranked as one of the 100 Fastest-Growing Companies by Fortune, a Top 50 Employer by Equal Opportunity Magazine and was selected to be included in the S&P Small Cap 600. For more about The Bancorp, visit https://thebancorp.com/.

Forward-Looking Statements

Statements in this earnings release regarding The Bancorp’s business that are not historical facts, are “forward-looking statements.” These statements may be identified by the use of forward-looking terminology, including, but not limited to the words “intend,” “may,” “believe,” “will,” “expect,” “look,” “anticipate,” “plan,” “estimate,” “continue,” or similar words. Forward-looking statements include, but are not limited to, statements regarding our anticipated 2025, 2026 and 2027 results, including earnings per share accretion, future growth, productivity and efficiency, the expansion, expected timelines and implementation of our Fintech initiatives, the possible benefits of our platform restructuring and adoption of AI tools, and share repurchases. Such forward-looking statements relate to our current assumptions, projections and expectations about our business and future events, including current expectations about important economic and political factors, among other factors, and are subject to risks and uncertainties, which could cause the actual results, events or achievements to differ materially from those set forth in or implied by the forward-looking statements and related assumptions. Factors that could cause results to differ from those expressed in the forward-looking statements also include, but are not limited to the risks and uncertainties referenced or described in The Bancorp’s filings with the Securities and Exchange Commission, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s Annual Report on Form 10-K/A, as amended, for the fiscal year ended December 31, 2024 and other documents that the Company files from time to time with the Securities and Exchange Commission. The forward-looking statements speak only as of the date of this press release. The Bancorp does not undertake any duty to publicly revise or update forward-looking statements in this press release to reflect events or circumstances that arise after the date of this press release, except as may be required under applicable law.

The Bancorp, Inc. Contact

Andres Viroslav

Director, Investor Relations

215-861-7990

andres.viroslav@thebancorp.com

Source: The Bancorp, Inc.

The Bancorp, Inc.

Financial highlights

(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
Condensed Consolidated Income Statements	2025	2024	2025	2024
	(Dollars in thousands, except per share and share data)

Net interest income	$94,197	$93,732	$283,432	$281,945
Provision for credit losses on non-consumer fintech loans	5,755	3,476	8,123	7,316
Provision for credit losses on consumer fintech loans	39,790	—	128,891	—
Provision (reversal) for unfunded commitments	(491)	79	(744)	(340)
Non-interest income
Fintech fees
ACH, card and other payment processing fees	5,077	3,892	15,771	9,856
Prepaid, debit card and related fees	25,513	23,907	77,340	72,948
Consumer credit fintech fees	4,493	1,600	12,063	1,740
Total fintech fees	35,083	29,399	105,174	84,544
Net realized and unrealized gains on commercialloans, at fair value	1,005	606	1,710	2,205
Leasing related income	1,397	1,072	5,500	2,889
Consumer fintech loan credit enhancement	39,790	—	128,891	—
Other non-interest income(1)	3,141	1,031	6,526	2,574
Total non-interest income	80,416	32,108	247,801	92,212
Non-interest expense
Salaries and employee benefits	37,350	33,821	108,153	97,964
Data processing expense	1,259	1,408	3,691	4,252
Legal expense	1,483	1,055	5,303	2,509
FDIC insurance	905	904	3,160	2,618
Software	5,040	4,561	15,197	13,687
Other non-interest expense	10,367	11,506	31,417	30,383
Total non-interest expense	56,404	53,255	166,921	151,413
Income before income taxes	73,155	69,030	228,042	215,768
Income tax expense	18,228	17,513	56,121	54,136
Net income	$54,927	$51,517	$171,921	$161,632

Net income per share - basic	$1.20	$1.06	$3.69	$3.18

Net income per share - diluted	$1.18	$1.04	$3.64	$3.15
Weighted average shares - basic	45,865,172	48,759,369	46,554,311	50,807,021
Weighted average shares - diluted	46,518,125	49,478,236	47,209,469	51,361,104

(1) For the three and nine months ended September 30, 2025, includes $2.3 million of income from the release of an earnest money deposit related to the termination of an agreement of sale for a $43.0 million other real estate owned apartment complex property.

Condensed Consolidated Balance Sheets	September 30,	June 30,	December 31,	September 30,
	2025 (unaudited)	2025 (unaudited)	2024	2024 (unaudited)
	(Dollars in thousands, except share data)
Assets:
Cash and cash equivalents
Cash and due from banks	$10,162	$11,637	$6,064	$8,660
Interest earning deposits at Federal Reserve Bank	74,517	328,628	564,059	47,105
Total cash and cash equivalents	84,679	340,265	570,123	55,765

Investment securities, available-for-sale, at fair value, net of $10.0 million allowance for credit loss as of September 30, 2024, and $0 for all other periods presented	1,384,256	1,481,500	1,502,860	1,588,289
Commercial loans, at fair value	142,658	185,476	223,115	252,004
Loans, net of deferred fees and costs	6,672,637	6,535,432	6,113,628	5,906,616
Allowance for credit losses	(64,152)	(59,393)	(44,853)	(31,004)
Loans, net	6,608,485	6,476,039	6,068,775	5,875,612
Federal Home Loan Bank, Atlantic Central Bankers Bank, and Federal Reserve Bank stock	25,250	16,250	15,642	21,717
Premises and equipment, net	25,947	26,495	27,566	28,091
Accrued interest receivable	43,831	40,607	41,713	42,915
Intangible assets, net	955	1,055	1,254	1,353
Other real estate owned	61,974	66,054	62,025	61,739
Deferred tax asset, net	10,034	12,436	18,874	9,604
Credit enhancement asset	29,318	26,982	12,909	—
Other assets	182,037	166,072	182,687	157,501
Total assets	$8,599,424	$8,839,231	$8,727,543	$8,094,590

Liabilities:
Deposits
Demand and interest checking	$7,254,896	$7,705,813	$7,434,212	$6,844,128
Savings and money market	75,901	60,122	311,834	81,624
Total deposits	7,330,797	7,765,935	7,746,046	6,925,752

Short-term borrowings	200,000	—	—	135,000
Senior debt	196,052	96,391	96,214	96,125
Subordinated debenture	13,401	13,401	13,401	13,401
Other long-term borrowings	13,806	13,898	14,081	38,157
Other liabilities	67,206	89,340	68,018	70,829
Total liabilities	$7,821,262	$7,978,965	$7,937,760	$7,279,264

Shareholders' equity:
Common stock - authorized, 75,000,000 shares of $1.00 par value(1)	48,404	48,104	47,713	48,231
Additional paid-in capital	19,400	12,608	3,233	26,573
Retained earnings	951,076	896,149	779,155	723,247
Accumulated other comprehensive income (loss)	8,814	1,609	(17,637)	17,275
Treasury stock at cost(2)	(249,532)	(98,204)	(22,681)	—
Total shareholders' equity	778,162	860,266	789,783	815,326

Total liabilities and shareholders' equity	$8,599,424	$8,839,231	$8,727,543	$8,094,590

	September 30,	June 30,	December 31,	September 30,
	2025 (unaudited)	2025 (unaudited)	2024	2024 (unaudited)
(1)Common stock
Shares issued	48,404,006	48,104,006	47,713,481	48,230,334
Shares outstanding	44,528,879	46,262,932	47,310,750	48,230,334
(2)Treasury stock	3,875,127	1,841,074	402,731	—

Average balance sheet and net interest income	Three months ended September 30, 2025			Three months ended September 30, 2024
	(Dollars in thousands; unaudited)
	Average		Average	Average		Average
Assets:	Balance	Interest	Rate	Balance	Interest	Rate

Interest earning assets:
Loans, net of deferred fees and costs(1)	$6,681,717	$114,841	6.87%	$6,017,911	$116,367	7.73%
Leases-bank qualified(2)	7,579	179	9.45%	5,151	146	11.34%
Investment securities-taxable	1,418,058	17,354	4.90%	1,575,091	19,767	5.02%
Investment securities-nontaxable(2)	8,385	131	6.25%	2,927	55	7.52%
Interest earning deposits at Federal Reserve Bank	354,991	3,954	4.46%	247,344	3,387	5.48%
Net interest earning assets	8,470,730	136,459	6.44%	7,848,424	139,722	7.12%

Allowance for credit losses	(59,166)			(28,254)
Other assets	308,654			222,646
	$8,720,218			$8,042,816

Liabilities and Shareholders' Equity:
Deposits:
Demand and interest checking	$7,560,744	$38,233	2.02%	$6,942,029	$42,149	2.43%
Savings and money market	64,529	563	3.49%	65,079	549	3.37%
Total deposits	7,625,273	38,796	2.04%	7,007,108	42,698	2.44%

Short-term borrowings	45,067	495	4.39%	73,480	1,030	5.61%
Long-term borrowings	13,866	197	5.68%	38,235	689	7.21%
Subordinated debentures	13,401	259	7.73%	13,401	297	8.87%
Senior debt	140,992	2,450	6.95%	96,071	1,234	5.14%
Total deposits and liabilities	7,838,599	42,197	2.15%	7,228,295	45,948	2.54%

Other liabilities	62,405			18,362
Total liabilities	7,901,004			7,246,657

Shareholders' equity	819,214			796,159
	$8,720,218			$8,042,816
Net interest income on tax equivalent basis(2)		$94,262			$93,774

Tax equivalent adjustment		65			42

Net interest income		$94,197			$93,732
Net interest margin(2)			4.45%			4.78%

(1) Includes commercial loans, at fair value. All periods include non-accrual loans.
(2) Full taxable equivalent basis, using 21% respective statutory federal tax rates in 2025 and 2024.

Average balance sheet and net interest income	Nine months ended September 30, 2025			Nine months ended September 30, 2024
	(Dollars in thousands; unaudited)
	Average		Average	Average		Average
Assets:	Balance	Interest	Rate	Balance	Interest	Rate

Interest earning assets:
Loans, net of deferred fees and costs(1)	$6,542,172	$335,831	6.84%	$5,828,938	$345,497	7.90%
Leases-bank qualified(2)	7,058	492	9.29%	4,840	379	10.44%
Investment securities-taxable(3)	1,456,402	57,874	5.30%	1,255,532	46,921	4.98%
Investment securities-nontaxable(2)	7,683	367	6.37%	2,905	155	7.11%
Interest earning deposits at Federal Reserve Bank	746,470	24,960	4.46%	486,883	19,948	5.46%
Net interest earning assets	8,759,785	419,524	6.39%	7,579,098	412,900	7.26%

Allowance for credit losses	(52,227)			(27,993)
Other assets	341,661			280,733
	$9,049,219			$7,831,838

Liabilities and Shareholders' Equity:
Deposits:
Demand and interest checking	$7,906,597	$126,680	2.14%	$6,684,671	$120,405	2.40%
Savings and money market	88,687	2,454	3.69%	58,777	1,453	3.30%
Total deposits	7,995,284	129,134	2.15%	6,743,448	121,858	2.41%

Short-term borrowings	15,334	500	4.35%	55,820	2,344	5.60%
Repurchase agreements	—	—	—	4	—	—
Long-term borrowings	13,957	590	5.64%	38,371	2,060	7.16%
Subordinated debentures	13,401	771	7.67%	13,401	880	8.76%
Senior debt	111,354	4,917	5.89%	95,983	3,701	5.14%
Total deposits and liabilities	8,149,330	135,912	2.22%	6,947,027	130,843	2.51%

Other liabilities	115,916			73,507
Total liabilities	8,265,246			7,020,534

Shareholders' equity	783,973			811,304
	$9,049,219			$7,831,838
Net interest income on tax equivalent basis(2)		$283,612			$282,057

Tax equivalent adjustment		180			112

Net interest income		$283,432			$281,945
Net interest margin(2)			4.32%			4.96%

(1) Includes commercial loans, at fair value. All periods include non-accrual loans.

(2) Full taxable equivalent basis, using 21% respective statutory federal tax rates in 2025 and 2024.

(3) The nine months ended September 30, 2025 includes $3.0 million of interest income from a security that was known as “CRE-2” and which relates to the Company’s discontinued commercial real estate securitization business. The CRE-2 interest was repaid in the second quarter of 2025 as a result of the final sale of underlying collateral related to that security. CRE-2 was the last security remaining related to the Company’s discontinued commercial real estate securitization business.

Capital ratios	Tier 1 capital	Tier 1 capital	Total capital	Common equity
	to average	to risk-weighted	to risk-weighted	Tier 1 to risk
	assets ratio	assets ratio	assets ratio	weighted assets
As of September 30, 2025
The Bancorp, Inc.	8.74%	12.99%	14.09%	12.99%
The Bancorp Bank, National Association	9.85%	14.66%	15.77%	14.66%
"Well capitalized" institution (under federal regulations-Basel III)	5.00%	8.00%	10.00%	6.50%

As of December 31, 2024
The Bancorp, Inc.	9.41%	13.85%	14.65%	13.85%
The Bancorp Bank, National Association	10.38%	15.25%	16.06%	15.25%
"Well capitalized" institution (under federal regulations-Basel III)	5.00%	8.00%	10.00%	6.50%

	Three months ended		Nine months ended
	September 30,		September 30,
	2025	2024	2025	2024
Selected operating ratios
Return on average assets(1)	2.50%	2.55%	2.54%	2.76%
Return on average equity(1)	26.60%	25.74%	29.32%	26.61%
Net interest margin	4.45%	4.78%	4.32%	4.96%

(1) Annualized.

Book value per share table	September 30,	June 30,	December 31,	September 30,
	2025	2025	2024	2024
Book value per share	$17.48	$18.60	$16.69	$16.90

Gross dollar volume (“GDV”)(1)	Three months ended
	September 30,	June 30,	December 31,	September 30,
	2025	2025	2024	2024
	(Dollars in thousands)
Prepaid and debit card GDV	$44,037,511	$43,649,005	$39,656,909	$37,898,006

(1) Gross dollar volume represents the total dollar amount spent on prepaid, debit and credit cards issued by The Bancorp Bank, N.A.

Business line quarterly summary:
Quarter ended September 30, 2025
(Dollars in millions)
		Balances
			% Growth
Major business lines	Average approximate rates(1)	Total loan portfolio(2)	Year over Year	Linked quarter annualized
Loans
Institutional banking(3)	6.5%	$1,895	6%	5%
Small business lending(4)	7.6%	1,059	12%	9%
Direct lease financing	8.1%	693	(3%)	(3%)
Real estate bridge loans (non-SBA) - recorded at fair value	6.6%	71	nm	nm
Real estate bridge loans - recorded at amortized cost	8.5%	2,132	(3%)	(1%)
Consumer fintech loans - interest bearing	5.1%	105	nm	nm
Consumer fintech loans - non-interest bearing(5)	—	680	nm	nm
Other loans(6)	5.9%	164	nm	(14%)
Unamortized loan fees and costs	—	16	nm	nm
Weighted average yield	6.8%	$6,815			Non-interest income: Fintech fees
						% Growth
Deposits: Fintech solutions group					Current quarter	Year over Year
Fintech deposits and fees	2.1%	$7,342	10%	nm	$35.1	19%

(1) Average rates are for the three months ended September 30, 2025.

(2) Loan and deposit categories are based on period-end and average quarterly balances, respectively. Total loan portfolio includes both loans recorded at amortized cost and loans at fair value.

(3) Institutional Banking loans are comprised of securities-backed lines of credit (“SBLOC’) loans collateralized by marketable securities, insurance-backed lines of credit (“IBLOC”) loans collateralized by the cash surrender value of eligible life insurance policies, and investment advisor financing.

(4) Small Business Lending (“SBL”) is substantially comprised of Small Business Administration (“SBA”)-guaranteed loans and includes SBL loans at fair value. Growth rates exclude the impact of $4 million of loans that do not qualify for true sale accounting at September 30, 2025 compared to $4 million at prior quarter end and $28 million at September 30, 2024.

(5) Income related to non-interest-bearing balances is included in non-interest income.

(6) Includes warehouse financing related to loan sales to third-party purchasers of $122.5 million.

Summary of credit lines available

The Bancorp Bank, N.A. maintains lines of credit exceeding potential liquidity requirements as follows. The Bancorp also has access to other substantial sources of liquidity.

September 30, 2025
(Dollars in thousands)
Federal Reserve Bank	$2,064,218
Federal Home Loan Bank	912,186
Total lines of credit capacity	$2,976,404

Current balance – Short-term borrowings	200,000
Available capacity	$2,776,404

Estimated insured vs. uninsured deposits

The vast majority of The Bancorp Bank, N.A.’s deposits are low balance, insured deposits, and accordingly do not constitute the liquidity risk experienced by certain institutions. The deposit base is comprised as follows:

September 30, 2025
Insured	92%
Low balance accounts(1)	3%
Other uninsured	5%
Total deposits	100%

(1) Comprised of small balances, such as anonymous gift cards and corporate incentive cards for which there is no identified depositor.

Loan Portfolio	September 30,	June 30,	December 31,	September 30,
	2025 (unaudited)	2025 (unaudited)	2024	2024 (unaudited)
	(Dollars in thousands)
SBL non-real estate	$222,933	$204,087	$190,322	$179,915
SBL commercial mortgage	729,620	723,754	662,091	665,608
SBL construction	34,518	30,705	34,685	30,158
Small business loans	987,071	958,546	887,098	875,681
Direct lease financing	693,322	698,086	700,553	711,836
SBLOC / IBLOC(1)	1,609,047	1,601,405	1,564,018	1,543,215
Advisor financing	285,531	272,155	273,896	248,422
Real estate bridge loans	2,131,689	2,140,039	2,109,041	2,189,761
Consumer fintech(2)	785,045	680,487	454,357	280,092
Other loans	164,487	169,945	111,328	46,586
	6,656,192	6,520,663	6,100,291	5,895,593
Unamortized loan fees and costs	16,445	14,769	13,337	11,023
Total loans, including unamortized fees and costs	$6,672,637	$6,535,432	$6,113,628	$5,906,616

(1) SBLOC loans are collateralized by marketable securities, while IBLOC are collateralized by the cash surrender value of insurance policies. At September 30, 2025 and December 31, 2024, IBLOC loans amounted to $471.6 million and $548.1 million, respectively.

(2) At September 30, 2025, consumer fintech loans consisted of $416.0 million of secured credit card loans, with the balance comprised of other short-term extensions of credit.

The Bancorp Bank, N.A. emphasizes safety and soundness, and its balance sheet has a risk profile enhanced by the special nature of the collateral supporting its loan niches, related underwriting, and the characteristics of its funding sources, including those highlighted in the bullets below. Those loan niches and funding sources have contributed to increased earnings levels, even during periods in which markets have experienced various economic stresses.

At September 30, 2025, consumer fintech loans included $416.0 million of secured credit card accounts, which are backed dollar for dollar by cash collateral by each individual cardholder and are required to be repaid in-full monthly. The remaining consumer fintech loans consist of cashflow underwritten short-term liquidity products to individual borrowers ranging in maturities from 30 to 365 days, with The Bancorp Bank, N.A.’s partner(s) providing a full guarantee against losses. The Bancorp Bank, N.A. maintains cash collateral for the expected losses on dollars already lent, as well as right of offset against other revenues generated through those relationships.

The REBL portfolio is largely comprised of rehabilitation bridge loans for apartment buildings. The Company has minimal exposure to non-multifamily commercial real estate such as office buildings. These loans generally have three-year terms with two one-year extension options to allow for the rehabilitation work to be completed and rentals stabilized for an extended period, before being refinanced at lower rates through U.S. Government Sponsored Entities or other lenders.

The REBL portfolio consists primarily of workforce housing, which we consider to be working class apartments at more affordable rental rates. Related collateral values should accordingly be more stable than higher rent properties, even in stressed economies. While the macro-economic environment has challenged the multifamily bridge space, the stability of the Company’s REBL portfolio is evidenced by the estimated values of the underlying collateral. The Company’s $2.13 billion REBL portfolio at September 30, 2025 has a weighted average origination date “as is” loan-to-value ratio of 70%, based on third-party appraisals. Further, the weighted average origination date “as stabilized” loan-to-value ratio (“LTV”), which measures the estimated value of the apartments after the rehabilitation is complete, may provide even greater protection.

As part of the underwriting process, The Bancorp Bank, N.A. reviews prospective borrowers’ previous rehabilitation experience in addition to overall financial wherewithal. These transactions also include significant borrower equity contributions with required performance metrics. Underwriting generally includes, but is not limited to, assessment of local market information relating to vacancy and rental rates, review of post rehabilitation rental rate assumptions against geo-specific affordability indices, negative news searches, lien searches, visitations by bank personnel and/or designated engineers, and other information sources. Rehabilitation progress is monitored through ongoing draw requests and financial reporting covenants. This generally allows for early identification of potential issues and expedited action to address on a timely basis.

Operations and ongoing loan evaluation are overseen by multiple levels of management in addition to the REBL team’s experienced professional staff and third-party consultants utilized during the underwriting and asset management process. This oversight includes a separate loan committee specific to REBL, which is comprised of seasoned and experienced lending professionals who do not directly report to anyone on the REBL team. There is also a separate loan review department, a surveillance committee and additional staff which evaluate potential losses under the current expected credit losses methodology, all of which similarly do not report to anyone on the REBL team.

The SBLOC and IBLOC portfolios are respectively secured by marketable securities and the cash value of life insurance. The majority of SBA 7(a) loans are government guaranteed, while SBA 504 loans are made with 50%-60% LTVs.

Additional details regarding our loan portfolios are included in the following sections of this press release. This press release also discloses in this press release is the summarization of the earnings contributions of our payments businesses, which further enhances The Bancorp’s risk profile. The Company’s risk profile inherent in its loan portfolios, funding, and earnings levels, may present opportunities to further increase stockholder value, while still prudently maintaining capital levels.

Small Business Lending

Small business loans as of September 30, 2025

Loan principal
(Dollars in millions)
Commercial mortgage SBA(1)	$378
Construction SBA(2)	21
Non-guaranteed portion of U.S. government guaranteed 7(a) Program loans(3)	121
Non-SBA SBLs	128
Subtotal - SBL loans, excluding guaranteed portion and Other	$648
U.S. government guaranteed portion of SBA loans(4)	407
Other(5)	4
Total SBL principal	$1,059

SBL, at amortized cost	987
SBL, included in loans, at fair value(6)	72
Total SBL principal	$1,059

(1) Substantially all these loans are made under the 504 Program, which dictates origination date LTV percentages, generally 50%-60%, to which The Bancorp Bank, N.A. adheres.

(2) Includes $15 million in 504 Program first mortgages with an origination date LTV of 50%-60%, and $6 million in SBA interim loans with an approved SBA post-construction full takeout/payoff.

(3) Includes the unguaranteed portion of 7(a) Program loans which are 70% or more guaranteed by the U.S. government. SBA 7(a) Program loans are not made on the basis of real estate LTV; however, they are subject to SBA's "All Available Collateral" rule which mandates that to the extent a borrower or its 20% or greater principals have available collateral (including personal residences), the borrower must pledge that available collateral to fully collateralize the loan, after applying SBA-determined liquidation rates. In addition, all 7(a) Program loans and 504 Program loans require the personal guaranty of all 20% or greater owners.

(4) Includes the portion of SBA 7(a) Program loans which have been guaranteed by the U.S. government, and therefore are assumed to have no credit risk.

(5) Comprised of $4 million of loans sold that do not qualify for true sale accounting.

(6) The SBLs held at fair value are comprised of the government guaranteed portion of 7(a) Program loans at the dates indicated.

Small business loans by type as of September 30, 2025

(Excludes government guaranteed portion of SBA 7(a) Program and Other loans)

	SBL commercial mortgage(1)	SBL construction(1)	SBL non-real estate	Total	% Total
	(Dollars in millions)
Funeral homes and funeral services	$45	$—	$39	$84	13%
Hotels (except casino hotels) and motels	83	—	—	83	13%
Full-service restaurants	31	2	3	36	6%
Child day care services	26	—	4	30	5%
Car washes	11	13	—	24	4%
Homes for the elderly	21	—	—	21	3%
Gasoline stations with convenience stores	15	1	—	16	2%
Outpatient mental health and substance abuse centers	15	—	—	15	2%
General line grocery merchant wholesalers	13	—	—	13	2%
Plumbing, heating, and air-conditioning companies	10	—	1	11	2%
Fitness and recreational sports centers	7	—	2	9	1%
Caterers	9	—	—	9	1%
Offices of lawyers	9	—	—	9	1%
Limited-service restaurants	4	—	3	7	1%
All other specialty trade contractors	6	—	1	7	1%
Used car dealers	7	—	—	7	1%
Charter bus industry	6	—	—	6	1%
Lessors of nonresidential buildings	6	—	—	6	1%
General warehousing and storage	6	—	—	6	1%
Automotive body, paint, and interior repair	6	—	—	6	1%
Nursing care facilities	6	—	—	6	1%
Appliance repair and maintenance	6	—	—	6	1%
Residential remodelers	5	—	—	5	1%
Offices of dentists	5	—	—	5	1%
Other(2)	179	8	34	221	34%
Total	$537	$24	$87	$648	100%

(1) Of the SBL commercial mortgage and SBL construction loans, $162 million represents the total of the non-guaranteed portion of SBA 7(a) Program loans and non-SBA loans. The balance of those categories represents SBA 504 Program loans with 50%-60% origination date LTVs. SBL Commercial excludes $4 million of loans sold that do not qualify for true sale accounting.

(2) Loan types of less than $5 million are spread over approximately one hundred different business types.

SBL State diversification as of September 30, 2025

(Excludes government guaranteed portion of SBA 7(a) Program loans and Other loans)

	SBL commercial mortgage(1)	SBL construction(1)	SBL non-real estate	Total	% Total
	(Dollars in millions)
California	$142	$7	$9	$158	24%
Florida	85	8	5	98	15%
North Carolina	44	—	4	48	7%
New York	41	—	3	44	7%
Texas	30	5	6	41	6%
New Jersey	30	—	9	39	6%
Georgia	29	3	2	34	5%
Pennsylvania	19	—	13	32	5%
Maine	17	—	12	29	4%
Other states	100	1	24	125	21%
Total	$537	$24	$87	$648	100%

(1) Of the SBL commercial mortgage and SBL construction loans, $162 million represents the total of the non-guaranteed portion of SBA 7(a) Program loans and non-SBA loans. The balance of those categories represents SBA 504 Program loans with 50%-60% origination date LTVs. SBL Commercial excludes $4 million of loans that do not qualify for true sale accounting.

Top 10 SBL loans as of September 30, 2025

(Excludes government guaranteed portion of SBA 7(a) Program loans and Other loans)

Type	State	Balance
	(Dollars in millions)
General line grocery merchant wholesalers	CA	$13
Funeral homes and funeral services	ME	12
Funeral homes and funeral services	PA	12
Outpatient mental health and substance abuse center	FL	10
Hotel	FL	8
Funeral homes and funeral services	ME	8
Lawyer's office	CA	8
Hotel	VA	7
Hotel	NC	7
Charter bus industry	NY	6
Total		$91

Commercial Real Estate Bridge Lending

Commercial real estate bridge lending, excluding SBA loans, are as follows:

Type as of September 30, 2025

Type	# Loans	Balance	Weighted average origination date LTV	Weighted average interest rate
	(Dollars in millions)
Real estate bridge loans (multifamily apartment loans recorded at amortized cost)(1)	178	$2,132	70%	8.48%
Real estate bridge loans (non-SBA), at fair value	5	71	66%	6.60%
Total commercial real estate loans	183	$2,203	70%	8.42%

(1) In the third quarter of 2021, we resumed the origination of bridge loans for multi-family apartment rehabilitation which comprise these categories. Such loans held at fair value were originally intended for sale but are now being retained on the balance sheet. In addition to “as is” origination date appraisals, on which the weighted average origination date LTVs are based, third-party appraisers also estimated “as stabilized” values, which represents additional potential collateral value as rehabilitation progresses, and units are re-leased at stabilized rental rates. The weighted average origination date “as stabilized” LTV was estimated at 60%.

State diversification as of September 30, 2025			15 largest loans as of September 30, 2025

State	Balance	Origination date LTV	State	Balance	Origination date LTV
(Dollars in millions)			(Dollars in millions)
Texas	$618	71%	Texas	$46	75%
Georgia	317	70%	Texas	41	64%
Florida	233	68%	Michigan	39	62%
New Jersey	138	69%	New Jersey	35	62%
Indiana	137	71%	Florida	35	72%
Ohio	120	71%	Pennsylvania	34	63%
Michigan	75	64%	Indiana	34	76%
Other states each <$70 million	565	69%	Texas	32	67%
Total	$2,203	70%	New Jersey	31	71%
			Texas	31	77%
			Georgia	30	69%
			Ohio	29	74%
			Texas	27	79%
			New Jersey	26	71%
			Texas	25	70%
			15 largest commercial real estate loans	$495	70%

Institutional Banking

Institutional banking loans outstanding at September 30, 2025

Type	Principal	% of total
	(Dollars in millions)
SBLOC	$1,137	60%
IBLOC	472	25%
Advisor financing	286	15%
Total	$1,895	100%

SBLOC

For SBLOC, we generally lend up to 50% of the value of equities and 80% for investment grade securities. While the value of equities has fallen in excess of 30% in recent years, the reduction in collateral value of brokerage accounts collateralizing SBLOC loans generally has been less, for two reasons. First, many collateral accounts are “balanced” and accordingly have a component of debt securities, which have either not decreased in value as much as equities, or in some cases may have increased in value. Second, many of these accounts have the benefit of professional investment advisors who provided some protection against market downturns, through diversification and other means. Additionally, borrowers often utilize only a portion of collateral value, which lowers the percentage of principal to collateral.

Top 10 SBLOC loans at September 30, 2025

	Principal amount	% Principal to collateral
	(Dollars in millions)
	$24	10%
	10	34%
	9	35%
	8	83%
	8	10%
	8	46%
	7	20%
	7	4%
	6	33%
	6	37%
Total and weighted average	$93	28%

IBLOC

IBLOC loans are backed by the cash value of eligible life insurance policies which have been assigned to us. We generally lend up to 95% of such cash value. Our underwriting standards require approval of the insurance companies which carry the policies backing these loans. Currently, ten insurance companies have been approved and, as of October 28, 2025, all were rated A- (Excellent) or better by AM BEST.

Direct Lease Financing

Direct lease financing by type as of September 30, 2025

	Principal balance(1)	% Total
	(Dollars in millions)
Government agencies and public institutions(2)	$131	19%
Real estate and rental and leasing	130	19%
Construction	124	18%
Waste management and remediation services	94	14%
Health care and social assistance	29	4%
Other services (except public administration)	25	4%
Professional, scientific, and technical services	20	3%
Transit and other transportation	19	3%
Wholesale trade	17	2%
General freight trucking	12	2%
Arts, entertainment, and recreation	11	2%
Finance and insurance	10	1%
Other	71	9%
Total	$693	100%

(1) Of the total $693 million of direct lease financing, $640 million consisted of vehicle and financing leases with the remaining balance consisting of equipment leases.

(2) Includes public universities as well as school districts.

Direct lease financing by state as of September 30, 2025

State	Principal balance	% Total
	(Dollars in millions)
Florida	$120	17%
New York	56	9%
Utah	53	8%
Connecticut	48	7%
California	43	6%
Pennsylvania	40	6%
Texas	37	5%
Maryland	30	4%
New Jersey	29	4%
North Carolina	21	3%
Idaho	19	3%
Alabama	17	2%
Georgia	16	2%
Ohio	15	2%
Tennessee	13	2%
Other states	136	20%
Total	$693	100%

Portfolio Performance

Allowance for credit losses	Nine months ended		Year ended
	September 30,	September 30,	December 31,
	2025 (unaudited)	2024 (unaudited)	2024
	(Dollars in thousands)

Balance in the allowance for credit losses at beginning of period	$44,853	$27,378	$27,378

Loans charged-off:
SBA non-real estate	546	431	708
Direct lease financing	4,416	3,625	4,575
Consumer fintech	142,062	—	19,619
Other loans	924	16	18
Total	147,948	4,072	24,920

Recoveries:
SBA non-real estate	73	102	229
Direct lease financing	575	279	318
Consumer fintech	29,580	—	1,877
Other loans	5	1	1
Total	30,233	382	2,425
Net charge-offs	117,715	3,690	22,495
Provision for credit losses on non-consumer fintech loans	8,123	7,316	9,319
Provision for credit losses on consumer fintech loans	128,891	—	30,651

Balance in allowance for credit losses at end of period	$64,152	$31,004	$44,853
Net charge-offs/average loans	1.85%	0.07%	0.40%
Net charge-offs/average assets	1.30%	0.05%	0.28%

Loan delinquency and Non-accrual	September 30, 2025
	30-59 days past due	60-89 days past due	90+ days still accruing	Non-accrual	Total past due	Current	Total loans
SBL non-real estate	$—	$—	$2	$7,125	$7,127	$215,806	$222,933
SBL commercial mortgage	—	—	—	16,178	16,178	713,442	729,620
SBL construction	—	—	—	2,917	2,917	31,601	34,518
Direct lease financing	2,422	8,045	251	5,896	16,614	676,708	693,322
SBLOC / IBLOC	3,922	—	1,184	446	5,552	1,603,495	1,609,047
Advisor financing	—	—	—	—	—	285,531	285,531
Real estate bridge loans	—	19,372	17,942	36,677	73,991	2,057,698	2,131,689
Consumer fintech	20,439	1,951	1,163	—	23,553	761,492	785,045
Other loans	75	—	3	147	225	164,262	164,487
Unamortized loan fees and costs	—	—	—	—	—	16,445	16,445
	$26,858	$29,368	$20,545	$69,386	$146,157	$6,526,480	$6,672,637

Other loan information

Of the $55.1 million special mention and $130.2 million substandard loans real estate bridge loans at September 30, 2025, none were modified in the third quarter of 2025.

Other real estate owned year to date activity

Nine months ended
September 30, 2025
Beginning balance	$62,025
Transfer from loans, net	2,401
Total realized net gains included in earnings: Non-interest expense - other	594
Sales	(4,926)
Advances	1,880
Ending balance	$61,974

Other real estate owned includes a REBL apartment building rehabilitation bridge loan with a balance of $43.0 million and $41.1 million as of September 30, 2025, and December 31, 2024, respectively. As of September 30, 2025, the majority of capital improvements on the property have been completed. Third-party appraisals on the property as of June 30, 2025, for “as stabilized” and "as is" values are $59.1 million and $51.4 million, respectively, or respective LTVs of 73% and 83%.

As previously disclosed, in June 2025, the Company terminated a pending agreement of sale for the property and demanded the escrow agent release to Company all earnest money deposits received to date, totaling $3.0 million. On June 26, 2025, without providing any legal or contractual basis to do so, the purchaser objected to the release of the earnest money deposits. In the third quarter of 2025, the matter was settled for $2.3 million which was recognized in other non-interest income.

Asset Quality Ratios

	September 30,	June 30,	December 31,	September 30,
	2025	2025	2024	2024

Nonperforming loans to total loans	1.35%	0.96%	0.55%	0.52%
Nonperforming assets to total assets	1.77%	1.45%	1.14%	1.28%
Allowance for credit losses to total loans	0.96%	0.91%	0.73%	0.52%

Non-GAAP Financial Measures

Calculation of efficiency ratio

The efficiency ratio is calculated by dividing GAAP total non-interest expense by the total of GAAP net interest income and non-interest income. This ratio compares revenues generated with the amount of expense required to generate such revenues and may be used as one measure of overall efficiency.

	Three months ended		Nine months ended
	September 30,	September 30,	September 30,	September 30,
	2025	2024	2025	2024
	(Dollars in thousands)
Net interest income	$94,197	$93,732	$283,432	$281,945
Non-interest income	80,416	32,108	247,801	92,212
Less: Consumer fintech loan credit enhancement	(39,790)	—	(128,891)	—
Adjusted total revenue(1)	$134,823	$125,840	$402,342	$374,157
Non-interest expense	$56,404	$53,255	$166,921	$151,413

Efficiency ratio	42%	42%	41%	40%

(1) Excludes consumer fintech loan credit enhancement income which represents the amount of consumer fintech loan charge-offs that we expect to recover under third-party contracts. The provision for those loans correlates to a like amount of credit enhancement income.